EXHIBIT 24

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duty executed this joint filing agreement as of the date set forth below.

Dated as of August 7, 2024

TURING EQUITYCO II L.P.

By:	TURING GP CO. LIMITED
Its:	General Partner

/s/ Robert Guilbert
Name:	Robert Guilbert
Title:	Director

APAX IX GP CO. LIMITED

/s/ Jeremy Latham
Name:	Jeremy Latham
Title:	Director